     As filed with the Securities and Exchange Commission on April 3, 1997
        Securities Act File No. 333-_____ Exchange Act File No. 0-18034

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                 INDENET, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                   68-0158367
   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                   Identification No.)

                       16000 Ventura Boulevard, Suite 700
                            Encino, California 91436
                                 (818) 461-8525
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Graeme R. Jenner
                            Chief Executive Officer

                                 IndeNet, Inc.
                       16000 Ventura Boulevard, Suite 700
                            Encino, California 91436
                                 (818) 461-8525
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                               Istvan Benko, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                               Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities    Amount To Be             Offering Price      Aggregate Offering        Amount of
 To Be Registered                     Registered               Per Share(1)              Price(1)        Registration Fee
-------------------------------------------------------------------------------------------------------------------------
 Common Stock ($.001 par value)....   11,492,364 shares(2)         $1.84               $21,145,950            $6,408
=========================================================================================================================

(1) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per share of Common Stock, as reported on the Nasdaq National Market, on April 1, 1997.

(2) Plus an indeterminate number of additional shares of Common Stock that may be issuable, upon conversion of certain of the preferred stock or convertible promissory notes or upon exercise of certain of the warrants, as a result of the antidilution provisions thereof.

                              ____________________

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                  Subject to Completion, Dated April 3, 1997

PROSPECTUS


                                 INDENET, INC.

                      11,492,364 SHARES OF COMMON STOCK

        This Prospectus relates to the offer by the securityholders named herein ("Selling Securityholders") for sale from time to time of up to 11,492,364 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of IndeNet, Inc., a Delaware corporation ("IndeNet" or the "Company"). To the extent required by applicable law or Securities and Exchange Commission regulations, this Prospectus shall be delivered to purchasers upon resale of Common Stock by the Selling Securityholders. The Shares consist of (i) 6,791,284 currently outstanding shares of Common Stock, (ii) 4,553,080 shares of Common Stock issuable upon the conversion of the Company's currently outstanding shares of Series C Preferred Stock, and (iii) 148,000 shares issuable upon the exercise of currently outstanding warrants to purchase shares of Common Stock (the "Warrants"). The number of shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock, and upon the exercise of the Warrants is subject to adjustment. The Company will not receive any proceeds from the sale of the Shares offered hereby. The Warrants contain a "cashless" exercise provision. However, if the holders of the Warrants elect to pay the exercise price of the Warrants in cash, the Company will receive an aggregate of $740,000 upon the cash exercise of all of the Warrants. See, "Use of Proceeds" and "Selling Securityholders."

        The Common Stock is quoted on the Nasdaq National Market under the symbol "INDE." The closing price of the Common Stock reported on the Nasdaq National Market on March 26, 1997 was $2.00 per share.

        The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."

                           ---------------------------

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                 A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON
                      PAGES 5 THROUGH 8 OF THE PROSPECTUS.

                           ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-KSB for the year ended March 31, 1996, filed with the Commission on June 30, 1996, as amended by Form 10-KSB/A, filed on January 17, 1997; (b) the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996, as amended by Form 10-QSB/A, filed on January 17, 1997; (c) the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996; (d) the Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1996, filed with the Commission on February 14, 1997; (e) the Company's current report on Form 8-K dated February 7, 1996, filed with the Commission on February 22, 1996, as amended by Form 8-K/A, filed on April 22, 1996; (f) the Company's current report on Form 8-K, filed with the Commission on May 13, 1996, as amended by Form 8-K/A, filed on May 14, 1996; (g) the Company's current report on Form 8-K dated May 16, 1996, filed with the Commission on May 31, 1996; (h) the Company's current report on Form 8-K dated May 24, 1996, filed with the Commission on June 7, 1996, as amended by Form 8-K/A, filed on August 5, 1996; (i) the Company's current report on Form 8-K dated March 24, 1997, filed with the Commission on April __, 1997;
(j) the Company's proxy statement furnished in connection with its Annual Meeting of Shareholders on September 16, 1996, filed with the Commission on August 16, 1996; (k) the Company's proxy statement furnished in connection with its Special Meeting of Shareholders on February 13, 1997, filed with the Commission on January 17, 1997; and (l) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on October 12, 1989, including any amendment or report subsequently filed by the Company for the purpose of updating that description. The file number of each of the foregoing documents is 0-18034.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein





                                       2.

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Richard J. Parent, Chief Financial Officer and Secretary, IndeNet, Inc., 16000 Ventura Boulevard, Suite 700, Encino, California 91436. Telephone requests may be directed to Mr. Parent at (818) 461-8525.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

        Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's revenues, operations, markets, products and prices, and other factors discussed in the section entitled "Risk Factors" on pages 5 through 8 of this Prospectus.





                                       3.

                                  THE COMPANY

        Since commencing its current business in February 1995, IndeNet, Inc., through its consolidated subsidiaries, has emerged as a provider of:

        o television advertisement spot delivery services for national advertisers and television programmers, and

        o computer systems and equipment for the management of advertisement spots and the insertion of ad spots into television programs.

        The Company is also currently deploying The IndeNet Digital Broadcast Network(TM) ("The IndeNet"), a computer-based, MPEG 2 standard, digital satellite network. Substantially all spot ads in the television support industry are currently delivered in analog format, mostly on video tape by overnight mail. Once the Company's network is fully deployed, The IndeNet will be able to deliver spot ads instantaneously and simultaneously to hundreds of stations in a digital format. Because of the distribution benefits of digital transmissions, the superior quality of digital video and audio, and because of the computer editing capabilities of digital deliveries, the Company believes that The IndeNet has the potential to materially change and improve the manner in which most television spot ads are distributed in the television industry.

        The Company's goal is to offer the television industry a complete, integrated range of support services, including those related to the sale and purchase of spot advertising time, the delivery of the ads, the scheduling of air time, the insertion of the ads into the television programming, the verification of the airing, and the billing for the airing. In pursuit of this goal, the Company has targeted acquisition candidates with a history of operations, an established customer base, strong market share, and a stable source of revenues. The Company believes that the successful implementation of its goals will benefit the television industry by reducing the cost and time required to transact the everyday business between the key parties.

        Since February 1995, IndeNet has consummated five acquisitions, all of which are in the Company's business segment. On March 24, 1997, IndeNet sold all of its interests in one of the acquired companies, Channelmatic, Inc. The acquired companies were assembled to establish a horizontally integrated network of television support services that the Company is able to offer to advertisers, television programmers, television stations and cable operators. The Company intends to pursue the possible acquisition of other companies that will allow the Company to expand its client base or the range of products and services it can offer to advertisers, programmers, television stations and cable operators.

        The Company currently distributes national spot broadcast advertising to virtually all of the top United States television stations and cable systems. In addition, the Company's television broadcast traffic, billing and management software is installed in over 140 U.S. television stations (which serve an estimated 50% of the total U.S. television advertising market) and 70 television stations located in the United Kingdom, Western Europe, New Zealand, Australia, Southeast Asia and South Africa. Additionally, the Company's cable industry traffic and billing software is installed in approximately 240 cable systems, primarily in the U.S. The Company's advertising insertion hardware is used by approximately 1,200 cable suppliers in the United States. The Company's clients include such accounts as McDonald's Corporation (4.9%), Coca Cola (3.8%), King World Syndicated Programming (4.4%), Questar Home Video (0.5%), TCI (2.8%), Time Warner (0.8%), NBC Television Stations (1.4%) and Fox Television Stations (0.6%). The percentages in parentheses represent the approximate percentile contribution by each of the foregoing clients to the Company's revenues for the fiscal year ended March 31, 1996.

        IndeNet was originally founded as a Colorado corporation on April 4, 1988 and was re-organized under the laws of the State of Delaware on July 17, 1995. Prior to October 31, 1993, IndeNet provided the media communications industry with various support services, including audiotext and conferencing applications and bank card settlement and clearing services. Effective October 31, 1993, IndeNet sold all of its operating assets with the intent to transition into a new line of business utilizing the proceeds from the sale. Effective February 3, 1995, IndeNet acquired Mediatech, Inc. ("Mediatech"), which became the first operating subsidiary of IndeNet. On November 27, 1995, IndeNet acquired a 66.67% interest in Channelmatic, Inc. ("Channelmatic") and on February 7, 1996 it completed the acquisition of Starcom Television Services, Inc. ("Starcom"). On May 16, 1996, IndeNet acquired Cable Computerized Systems Management, Inc. ("CCMS") and on May 24, 1996, IndeNet acquired





                                       4.

Enterprise Systems Group Limited and its subsidiaries ("Enterprise"). On March 24, 1997, IndeNet sold all of its interests in Channelmatic. The Company's principal executive office is located at 16000 Ventura Boulevard, Suite 700, Encino, California 91436. Its telephone number is (818) 461-8525.


                                  RISK FACTORS

        The securities offered hereby are speculative in nature, involve a high degree of risk, and should not be purchased by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered hereby, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

        PRIOR AND ANTICIPATED LOSSES. The Company has experienced net losses during each of its last two fiscal years. In addition, even after giving effect to all of the five acquisitions as if all such acquisitions had been consummated on April 1, 1995, the Company would have had a net loss of $3,026,000 for the fiscal year ended March 31, 1996. The Company does not expect to achieve profitability during the current fiscal year ending March 31, 1997 or during the following fiscal year. Although certain of the Company's subsidiaries have operated profitably on a stand-alone basis, the ability of the Company as a whole to achieve profitability will be dependent upon numerous factors, including the operations of the Company's various subsidiaries, the Company's ability to integrate the operations of its various businesses, and the ability to deploy and operate The IndeNet, the Company's digital broadcast network. In addition, as a result of the acquisitions of its subsidiaries, the Company recorded Goodwill and Customer List as intangible assets on its balance sheet, which are to be amortized 20 years and 15 years, respectively. As of December 31, 1996, the Company had approximately $15.4 million in Goodwill and $14.4 million in Customer List, which would result in a combined annual
amortization charge of approximately $1.7 million.   Future acquisitions by the
Company will likely further increase the amount of goodwill that the Company will have to take as a charge against future operating results. There can be no assurance that the value of such goodwill will ever be realized by the Company or that the Company will achieve profitability in any future period.

        HOLDING COMPANY. The Company is a holding company which generates no independent revenue and is completely dependent on the operations of its subsidiaries for cash flow. Certain of such subsidiaries do not generate positive cash flow, and certain of the subsidiaries have significant indebtedness, the repayment of which uses such subsidiaries' excess cash flow. Accordingly, the Company may be unable to obtain any cash from its subsidiaries. The Company has also guaranteed certain of the indebtedness of the subsidiaries. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory or contractual restrictions and are contingent upon the earnings of such subsidiaries. The credit and loan agreements entered into by certain of its subsidiaries contain restrictions on the ability of such subsidiaries to pay dividends to the Company or to make loans to the Company.

        LIMITED HISTORY OF OPERATIONS. Prior to the acquisition of its first subsidiary in February 1995, the Company had no operating business or revenue. Since February 1995, the Company has acquired four other subsidiaries, one of which was sold on March 24, 1997. Although all of the subsidiaries that the Company now owns are established companies with lengthy operating histories (three subsidiaries have been operating for more than 10 years), the Company itself has no history in operating these companies.

        DEPENDENCE UPON DIGITAL BROADCAST NETWORK. An important element in the Company's future plan of operations is to provide a complete range of broadcast network services to advertisers, programmers and television stations, which will in turn depend in significant part upon the success of The IndeNet, the Company's digital network satellite delivery system. In order for the television broadcast stations and cable operators to be able to receive and use advertisements or programming that is distributed digitally via The IndeNet, the stations and cable operators need to install the Company's SpotServers.
The Company is currently deploying its satellite network by installing at television stations the equipment necessary to receive and use the digital transmissions. The Company believes that approximately 350 to 400 SpotServers need to be installed before The IndeNet can be viable. To date, the Company has received commitments for the installation of approximately 300 SpotServers, of which only approximately 100 have been deployed. No assurance can be given that the deployment of 400 SpotServers can be achieved. If the Company's digital satellite network does not achieve the minimum degree of market acceptance,





                                       5.

there could be a material adverse impact on the Company's business, financial condition and results of operations. In addition, failure to implement The IndeNet could prevent the Company from recouping the equipment costs and other start-up expenses incurred by the Company in connection with the deployment of the satellite network. Although the Company has operated The IndeNet on a limited basis at several television stations, the entire digital network satellite system has not yet been fully implemented and may, therefore, require additional modifications or technological alterations.

        HIGHLY COMPETITIVE ENVIRONMENT; RAPID TECHNOLOGICAL ADVANCES. Competition in each of the Company's businesses is highly competitive. Each of the Company's subsidiaries competes in its business with numerous competitors and potential competitors, many of whom are substantially larger in size and have greater financial, technical, marketing, customer service and other resources available than the Company. Certain of the Company's competitors and potential competitors have technological capabilities or other resources that would allow them to develop alternative products or provide alternative services which could compete directly with the Company's products and services.

        The Company's competitors in the digital delivery market include Vyvx, Inc., a leading provider of integrated satellite and fiber-optic video transmission services. In addition, Digital Generation Systems, Inc., a major provider of electronic distribution services for radio stations, has also announced that it intends to expand its existing operations into the television advertising market and that it also intends to establish and operate a digital satellite distributions network.

        The Company's future success and its ability to remain competitive will depend in significant part upon the technological quality of its products and processes relative to those of its competitors and its ability both to develop new and enhanced products and services and to introduce such products and processes at competitive prices and in a timely and cost-effective manner. All of the Company's current operations are subject to rapid technological changes due primarily to the computerization and digitalization of the television services industry and to the technological changes occurring in the broadcast industry. No assurance can be given that the Company will be able to develop new and enhanced products and services at competitive prices and in a timely manner.

        The markets for the Company's hardware and software products are characterized by evolving industry standards, rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new products introductions. The Company's future success in the television services business will depend at least in part upon its ability to continually enhance its existing automated program playback systems and to enhance its traffic and billing, revenue management and other program management software products, and to develop and introduce new hardware and software products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. The Company has in the past experienced delays in introducing new products and product enhancements, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future.

        RELIANCE ON INTEGRATION OF BUSINESSES. The Company has recently experienced a period of rapid growth through the acquisition of its subsidiaries, which growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place increasing demands on the Company's management, operational and financial systems and resources. In order to achieve the synergies that the Company believes can result from its recent acquisitions, the Company intends to consolidate and integrate certain operations of its subsidiaries. However the assimilation and integration of the various businesses of the subsidiaries may be hampered because the subsidiaries are located in various states and countries and operate in different, albeit similar, businesses. There can be no assurance that the Company will be able to successfully integrate the operations of its various subsidiaries.

        RESTRUCTURING. During the last calendar quarter of 1996, the Company initiated a plan to integrate and restructure the operations of its various subsidiaries. As a result of the restructuring, in the fiscal quarter ended December 31, 1996, the Company took a $8.5 million charge to earnings as a write down of Goodwill and other depreciable assets, and took an additional restructuring charge to earnings in the amount of $1.6 million. The





                                       6.

amount of the foregoing restructuring charge and write down increased the Company's third quarter losses to $12 million. Furthermore, no assurance can be given that the reorganization plan will not, at least in the short term, adversely affect the Company's operations.

        VOLATILE MARKET FOR COMMON STOCK. There is no assurance that a regular trading market for the Company's securities will be sustained. The market price for the Company's Common Stock may be significantly affected by such factors as the Company's financial performance, the market price of its competitors' stock, or market conditions in general. The Company's stock price has been particularly volatile. During the past 12 months, the Company's Common Stock has traded in a range between $7.25 per share and $1.50 per share.
As of March 26, 1997, the closing price of the Common Stock on the Nasdaq National Market was $2.00. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility for many companies, particularly small and emerging growth companies traded in the over-the-counter market, and these wide price fluctuations are not necessarily related to the operating performance of these companies. Accordingly, there may continue to be significant volatility in the market for the Company's securities. The Common Stock offered by this Prospectus constitutes approximately 68% of the total amount of Common Stock currently outstanding. The Common Stock offered hereby may be offered and sold from time to time throughout an indefinite and extended period of time. Such sales may have an adverse effect on the prevailing market price for the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold hereunder by the Selling Securityholders, such adverse effect may be material.

        LITIGATION. On April 26, 1996, the Company sold 1,200 shares of its Series A Preferred Stock in an offering which was exempt from registration pursuant to Regulation S of the Securities Act. The Series A Preferred Stock is convertible into Common Stock, pursuant to certain restrictions. Due to what was believed to be highly unusual and suspicious trading activity in the Company's Common Stock in breach of the subscription agreements for the Series A Preferred Stock, the Company announced that it would no longer convert the Series A Preferred Stock into shares of Common Stock. The Company had reached agreement with holders of 75% of the outstanding Series A Preferred Stock to exchange their shares of the Series A Preferred Stock into Series C Preferred Stock and warrants to purchase Common Stock. However, the Company is still in dispute with the owners of 250 shares of Series A Preferred Stock. One of the dissenting investors has filed a lawsuit against the Company to force the Company to convert the investor's Series A Preferred Stock. If the investor is successful in the foregoing lawsuit, the Company could be forced to issue a significant number of shares of Common Stock. The issuance and resale of such shares could have a material adverse effect on the trading price of the Common Stock. In addition, the other investors who have not agreed to the exchange of the Series A Preferred Stock for the Series C Preferred Stock have also threatened to file a lawsuit against the Company.

        The Company is also a party to certain litigation, which if resolved adversely to the Company could have a material adverse effect on its financial condition.

        DIVIDENDS UNLIKELY. The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for operations and for the development of the Company's assets and business. The Company's ability to pay any dividends is dependent on its financial condition and on Delaware law. Under Delaware law, a corporation is permitted to pay dividends only out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. No assurance can be given that the Company will in the future be permitted under Delaware law to pay dividends.

        DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key marketing, research and development and management personnel. The Company is dependent upon its ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the development and implementation of The IndeNet. The Company is particularly dependent on the skills and contributions of certain of its management personnel. Competition for personnel in the Company's industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.





                                       7.

        AUTHORIZATION OF PREFERRED STOCK; PROVISIONS AFFECTING CHANGES IN CONTROL. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the new series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.


                                USE OF PROCEEDS

        The Company will not receive any proceeds for the conversion of the shares of Series C Preferred Stock. The Warrants can be exercised either for cash, at a price of $5.00 per share, or pursuant to a cashless exercise provision contained in the Warrants. The Company intends to use any cash proceeds that it may receive from the cash exercise of the Warrants for working capital purposes. The Company will not otherwise receive any of the proceeds from the sale by the Selling Securityholders of any of the Shares offered hereby. The Company will pay all of the costs of this offering.

                            SELLING SECURITYHOLDERS

        The Shares offered hereby represent shares of (i) Common Stock previously issued by the Company to the Selling Securityholders in connection with the acquisition by the Company of Mediatech in February 1995, the acquisition of Channelmatic in November 1995, the acquisition of Starcom in February 1996, and the acquisition of both CCMS and Enterprise in May 1996 (collectively, the "Acquisitions"), (ii) Common Stock issued upon the conversion of certain convertible promissory notes issued as consideration in connection with the acquisitions of Mediatech and Enterprise, (iii) Common Stock issued or issuable upon conversion of the currently outstanding shares of the Company's Series C Preferred Stock, and (iv) Common Stock issuable upon the exercise of the Warrants. The Warrants are owned by the holders of the Series C Preferred Stock and were acquired by them in connection with their acquisition of the Series C Preferred Stock. In connection with the Acquisitions and the issuance of the Series C Preferred Stock and Warrants, the Company entered into registration rights agreements that require the Company to register the shares of Common Stock issued or issuable to the Selling Securityholders. The Shares have been registered pursuant to such registration rights provisions.

        The terms of the Acquisitions and the issuance of the Series C Preferred Stock were determined by arm's-length negotiations between the Company and the Selling Securityholders. Neither the Selling Securityholders nor their affiliates had or has any material relationship with the Company or its officers, directors or affiliates except as noted in the table below.

        The following table sets forth as of the date of this Prospectus the number and percent of shares of Common Stock beneficially owned by the Selling Securityholders, the number of shares of Common Stock offered hereby by the Selling Securityholders, and the number and percent of shares of Common Stock to be held by the Selling Securityholders after the conclusion of this offering.





                                       8.

                                        BEFORE OFFERING                                 AFTER OFFERING
                                    ------------------------                       ------------------------
                                     NUMBER OF                                       NUMBER OF
                                       SHARES                       NUMBER OF         SHARES
              SELLING               BENEFICIALLY                     SHARES        BENEFICIALLY
          SECURITYHOLDERS             OWNED(1)       PERCENT      BEING OFFERED     OWNED(1)(2)     PERCENT
          ---------------             --------       -------      -------------     -----------     -------
 Robert F. McConnell(3)                37,117            *            17,117          20,000          *
 Clinton Leroy Bulkley(3)              16,749            *            11,749           5,000          *
 George Theodore Beattie(3)             8,453            *             8,453             0            0
 Lynda D. Johnson(3)                    5,909            *             3,909           2,000          *

 Joseph Robert Lennon(3)                8,170            *             3,170           5,000          *
 Betty M. Amon(3)                         530            *               530             0            0
 Amy D. Simmons(3)                        500            *               500             0            0

 Kathleen J. Micci(3)                     379            *               379             0            0
 Ryan Rodney Rockwell(3)                  318            *               318             0            0
 Christopher J. Lennon(3)                 318            *               318             0            0

 Kathleen E. Lennon(3)                    318            *               318             0            0
 Betty L. Matkin(3)                       318            *               318             0            0
 Richard Lee Schleufer(3)(9)          190,203          1.12           65,203         125,000          *
 Abacus (Nominees) Ltd.(3)            246,306          1.46          246,306             0            0

 Advent Nominees Ltd.(3)              153,357            *           153,357             0            0
 CIN Venture Nominees Ltd.(3)         786,714          4.65          786,714             0            0
 Commercial Union Life                 78,006            *            78,006             0            0
 Assurance(3)

 Commercial Union Nominees             52,004            *            52,004             0            0
 Ltd.(3)
 Legal & General Assurance            108,220            *           108,220             0            0
 Society Ltd.(3)
 Thompson Clive Investments            90,252            *            90,252             0            0
 PLC(3)

 Thompson Clive Ventures(3)           154,933            *           154,933             0            0
 Thompson Clive Ventures LP(3)         55,656            *            55,656             0            0
 Peter Rhodes Dimmer(3)               184,625          1.09          184,625             0            0
 Michael John Boxford(3)               12,574            *            12,574             0            0

 Magna Standard Trust(3)              167,366            *           167,366             0            0
 Susan Mary Pacey(3)                    7,071            *             5,071           2,000          *
 Michael John Pacey(3)                 29,234            *            29,234             0            0

 Shiela Lillian Martin(3)              10,143            *            10,143             0            0
 Barnaby John Gibbens(3)               12,937            *            12,937             0            0
 Philip Sansome(3)                     26,200            *             6,200          20,000          *

 Joseph James Frazer(3)                 8,381            *             3,381           5,000          *
 Edith Peakman Frazer(3)                2,113            *             2,113             0            0
 Raymond Vidler(3)                      8,804            *             3,804           5,000          *
 Roger James Carmody(3)                 2,576            *             2,576             0            0

 Valerie Lesley Dianne Hill(3)          2,758            *               758           2,000          *





                                       9.

                                        BEFORE OFFERING                                 AFTER OFFERING
                                    ------------------------                       ------------------------
                                     NUMBER OF                                       NUMBER OF
                                       SHARES                       NUMBER OF         SHARES
              SELLING               BENEFICIALLY                     SHARES        BENEFICIALLY
          SECURITYHOLDERS             OWNED(1)       PERCENT      BEING OFFERED     OWNED(1)(2)     PERCENT
          ---------------             --------       -------      -------------     -----------     -------
 Lee Anne Fredrick(3)                   2,758            *                758          2,000          *

 Philip James Welch(3)                  2,758            *                758          2,000          *
 Alan Brown B. Wilson(3)                2,758            *                758          2,000          *
 Lilla Ajgaonkar Wylie(3)               2,758            *                758          2,000          *

 Julian Paul Watkin(3)                    318            *                318            0            0
 Graeme Ronald Jenner(3)(10)          286,769          1.68            86,769        200,000        1.17
 David William Martin(3)               78,731            *             23,731         55,000          *

 Fifth Dimension Communications       265,745          1.57           194,025         71,720          *
 Holdings, Inc.(4)
 Starcom Television Services,         105,900            *            105,900            0            0
 Inc.(4)
 Andre A. Blay Trust(4)(11)           261,232          1.54           215,399         45,833          *
 Wayne Kennedy and Lerile              45,113            *             45,113            0            0
 Rockwell(4)

 Rabiner Partners(4)                   22,594            *             22,594            0            0
 James A. Miller and Mary G.           22,594            *             22,594            0            0
 Miller(4)
 The Dimitri Villard Revocable         14,344            *             14,344            0            0
 Living Trust(4)

 Laidlaw & Co.(4)                      17,531            *             17,531            0            0
 S. Michael Ross(5)(12)               328,279          1.93           268,279         60,000          *
 Judith K. Thome(5)(13)               328,279          1.93           268,279         60,000          *

 John W. Sorensen(5)(14)               91,054            *             51,054         40,000          *
 Thomas H. Baur(6)(15)              1,687,030          9.92         1,587,030        100,000          *
 Robert Derham(6)(16)                 291,780          1.70            56,780        235,000        1.37
 Killer Barn, Inc.(7)(17)           1,530,000          9.05         1,530,000            0            0

 Wood Gundy London(8)                 511,880          3.03           511,880            0            0
 Comeron Capital(8)                   703,835          4.16           703,835            0            0
 Reg-S Investment Fund(8)             157,145            *            157,145            0            0

 Banque Edouard Constant SA         1,029,795          6.09         1,029,795            0            0
 (formerly Bank Scandinave en
 Suisse)(8)
 Faisal Finance(8)                    285,115          1.69           285,115            0            0
 The Tail Wind Fund(8)                378,275          2.24           378,275            0            0

 Legong Investments(8)                255,940          1.51           255,940            0            0
 Richcourt $ Strategies(8)            215,295          1.27           215,295            0            0





                                      10.

                                        BEFORE OFFERING                                 AFTER OFFERING
                                    ------------------------                       ------------------------
                                     NUMBER OF                                       NUMBER OF
                                       SHARES                       NUMBER OF         SHARES
              SELLING               BENEFICIALLY                     SHARES        BENEFICIALLY
          SECURITYHOLDERS             OWNED(1)       PERCENT      BEING OFFERED     OWNED(1)(2)     PERCENT
          ---------------             --------       -------      -------------     -----------     -------
 Grace Church & Co.(8)                424,755          2.51          424,755             0            0

 Charles Kucey(8)                     157,145            *           157,145             0            0
 Cornerstone Capital(8)                75,655            *            75,655             0            0
 Societe Generale(8)                  506,245          2.99          506,245             0            0
                                  ___________                    ___________     __________

                                   12,558,917                     11,492,364      1,066,553


______________

*  less than 1%.

(1) Pursuant to the rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire ownership of such security within 60 days.

(2) The table assumes that the Selling Securityholders will dispose of all Shares owned by them or issuable to them that are being registered for sale by this Prospectus.

(3) Selling Securityholders that were issued shares of Common Stock in connection with the acquisition of Enterprise. The Shares of such Selling Securityholders include shares of Common Stock issued upon conversion of notes issued as part of the consideration for the acquisition.

(4) Selling Securityholders that were issued shares of Common Stock in connection with the acquisition of Starcom. Each Selling Securityholder is limited to selling not more than 1/24 of such Selling Securityholder's initial holding of Shares, during each calendar month for two years commencing February 1, 1997.

(5) Selling Securityholders that were issued shares of Common Stock in connection with the acquisition of CCMS. Each Selling Securityholder is limited to selling not more than 1/24 of such Selling
         Securityholder's initial holding of Shares, during each calendar month for two years commencing May 16, 1997.

(6) Selling Securityholders that were issued shares of Common Stock in connection with the acquisition of Mediatech. The Shares of such Selling Securityholders include shares of Common Stock issued upon conversion of promissory notes that were issued as part of the consideration for the acquisition of Mediatech.

(7) Selling Securityholder that was issued shares of Common Stock in connection with the acquisition of Channelmatic.

(8) Selling Securityholders of shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock and the exercise, for cash, of the Warrants. The number of shares issuable upon a "cashless" exercise will be less than upon a cash exercise.

(9) Mr. Schleufer has served as director of IndeNet and has served as Chief Executive Officer of Enterprise since September 1996. Mr. Schleufer is also the Chief Executive Officer of IndeNet's Broadcast/Cable Services Division.

(10) Mr. Jenner was the Chief Executive Officer of Enterprise from 1987 until September 1996, and the Chief Operating Officer of IndeNet from September 1996 until March 1997. Mr. Jenner was appointed as the Chief Executive Officer of IndeNet in April 1997 and is a director of IndeNet.





                                      11.

(11) The Andre A. Blay Trust is affiliated with Mr. Andre A. Blay, who has served as a director of IndeNet since February 1996.

(12)     Mr. Ross was Chief Executive Officer of CCMS until February 1997.

(13)     Ms. Thome has been an officer of CCMS since May 1996.

(14) Mr. Sorensen has been an officer of CCMS since the acquisition of CCMS by IndeNet in May 1996 and has been the general manager of CCMS since February 1997.

(15) Mr. Baur has served as director of IndeNet since March 1995 and has served as the Chairman and Chief Executive Officer of Mediatech since 1975.

(16) Mr. Derham has served as Executive Vice President and Managing Director of Mediatech since 1983. Mr. Derham has served as Chief Executive Officer of Mediatech since April 1996.

(17) Killer Barn, Inc. is owned and controlled by Mr. William D. Killion who served as a director of IndeNet from November 1995 until February 1997.





                                      12.

                              PLAN OF DISTRIBUTION

        The Selling Securityholders may sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares of Common Stock within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. The NASD member firms who make a market in the Company's Common Stock, as most recently reported to the Company by The Nasdaq Stock Market, include Bear, Stearns & Co. Inc.; Mayer & Schweitzer Inc.; Cruttenden & Company; L.T. Lawrence & Co.; Herzog, Heine, Geduld, Inc.; Josephthal Lyon & Ross; Sherwood Securities Corp.; Knight Securities L.P.; and Troster Singer Corp, among others. Pursuant to the terms under which the Shares were sold, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholders may incur under the Securities Act.

         The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock, other than fees of counsel (if any) for the Selling Securityholders and any discounts or commissions payable with respect to sales of such securities.

         From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.


                                 LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California.


                                    EXPERTS

         The audited consolidated financial statements contained in the Annual Report on Form 10-KSB and Form 10-KSB/A of the Company for the year ended March 31, 1996, and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of BDO Seidman, LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.





                                      13.

                      =================================================


                               No dealer, salesman or other person has
                      been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.


                                _______________


                               TABLE OF CONTENTS

                                                              Page
                                                              ----
                      Available Information . . . . . . . .     2
                      Incorporation of Certain
                        Documents by Reference  . . . . . .     2
                      The Company . . . . . . . . . . . . .     4
                      Risk Factors  . . . . . . . . . . . .     5
                      Use of Proceeds . . . . . . . . . . .     8
                      Selling Securityholders . . . . . . .     8
                      Plan of Distribution  . . . . . . . .    13
                      Legal Matters . . . . . . . . . . . .    13
                      Experts . . . . . . . . . . . . . . .    13



                       11,492,364 Shares of Common Stock




                                 INDENET, INC.








                                  ------------

                                   PROSPECTUS

                                  -------------





                                __________, 1997



                      =================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

         SEC registration fee . . . . . . . . . . . . . . . . .         $ 6,408
         Nasdaq listing fees  . . . . . . . . . . . . . . . . .          17,500
         Blue Sky fees and expenses . . . . . . . . . . . . . .             500
         Accounting fees and expenses . . . . . . . . . . . . .           2,000
         Legal fees and expenses  . . . . . . . . . . . . . . .          10,000
         Printing and engraving expenses  . . . . . . . . . . .           4,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . .           2,000
                                                                        -------
            Total . . . . . . . . . . . . . . . . . . . . . . .         $42,408
                                                                        =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Company eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         The Certificate of Incorporation, and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL.

         Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any manner as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The registration rights agreements between the Company and the Selling Securityholders provide that the Company shall indemnify the Selling Securityholders, and the Selling Securityholders shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.





                                      (i)

ITEM 16.  EXHIBITS

         The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:

  Exhibit
    No.                                     Description
    ---                                     -----------
     4.1    Form of Common Stock certificate(1)

     5.1    Opinion of Troy & Gould Professional Corporation*

    23.1    Consent of BDO Seidman, LLP

    23.2    Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1)*

    24.1    Power of Attorney (contained in Part II)

______________

*      To be filed by amendment.

(1) Previously filed as an exhibit to the Company's Form 8-A filed on October 12, 1989, which exhibit is hereby incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                      (ii)

         (c)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act;

                          (ii)    To reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





                                     (iii)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Encino, State of California, on April 2, 1997.


                                        INDENET, INC.



                                        By  /s/  GRAEME R. JENNER
                                            -----------------------------
                                            Graeme R. Jenner,
                                            Chief Executive Officer

                               POWER OF ATTORNEY


         The officers and directors of IndeNet, Inc., whose signatures appear below, hereby constitute and appoint Graeme R. Jenner and Richard J. Parent, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this Registration Statement of IndeNet, Inc. on Form S-3. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.


             SIGNATURE                                       TITLE                               DATE
             ---------                                       -----                               ----
/s/ Thomas H. Baur                           Director                                       April 2, 1997
------------------------------------------
Thomas H. Baur


/s/ William A. Kunkel                        Director                                       April 2, 1997
------------------------------------------
William A. Kunkel


/s/ Cary S. Fitchey                          Director                                       April 2, 1997
------------------------------------------
Cary S. Fitchey


/s/ Andre A. Blay                            Director and Chairman of                       April 2, 1997
------------------------------------------   the Board
Andre A. Blay


/s/ Graeme R. Jenner                         Director and Chief Executive Officer           April 2, 1997
------------------------------------------
Graeme R. Jenner


/s/ Richard L. Schleufer                     Director                                       April 2, 1997
------------------------------------------
Richard L. Schleufer


/s/ Richard J. Parent                        Chief Financial Officer and Secretary          April 2, 1997
------------------------------------------   (Principal Financial
Richard J. Parent                            and Accounting Officer)

                                 EXHIBIT INDEX

          The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:


  Exhibit
    No.                                         Description
    ---                                         -----------
     4.1    Form of Common Stock certificate(1)

     5.1    Opinion of Troy & Gould Professional Corporation*

    23.1    Consent of BDO Seidman, LLP

    23.2    Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1)*

    24.1    Power of Attorney (contained in Part II)

______________

*      To be filed by amendment.

(1) Previously filed as an exhibit to the Company's Form 8-A filed on October 12, 1989, which exhibit is hereby incorporated herein by reference.